UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 27, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01           Material Definitive Agreement

On November 27, 2006, Amendment No. 1 to the Amended and Restated Variable Funding Loan Agreement was entered into by and among Three Pillars Funding, LLC, as lender, Mid-State Trust XIV, as borrower, Treasury Bank, a division of Countrywide Bank, N.A., as custodian, The Bank of New York, as trustee, SunTrust Capital Markets, Inc. as agent and administrative agent, and SunTrust Bank, as bank investor (the “Loan Agreement” or the “Mid-State Trust XIV Loan Agreement”). Amendment No. 1 renews the Mid-State Trust XIV Loan Agreement through November 26, 2007, and also provides for other changes to the Loan Agreement, including increasing the advance rate on adjustable rate accounts.

The Mid-State Trust XIV Loan Agreement and another $150.0 million loan facility, provide an aggregate of $350.0 million of warehouse financing to Mid-State Homes, Inc. for its (i) purchase of installment notes from Jim Walter Homes, Inc. and its affiliated builders, and (ii) purchase of mortgage loans from Walter Mortgage Company. Mid-State Trust XIV is a Delaware statutory trust whose assets are limited to pledged installment notes, mortgage notes and mortgages purchased from Mid-State Homes, Inc. Walter Industries, Inc. is not  a party to the Mid-State Trust XIV Loan Agreement, but the Loan Agreement provides liquidity to Walter Industries, Inc. and its affiliates. SunTrust Capital Markets, Inc. was the representative of several initial purchasers in the Mid-State Capital 2006-1 Trust private offering completed on November 2, 2006. SunTrust Bank is a co-documentation agent for Walter Industries, Inc.’s senior secured credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Title:	Victor P. Patrick
Vice Chairman, General Counsel
and Secretary

Date:  November 30, 2006